December 1, 1999


Securities and Exchange Commission
450 Fifth
Street, NW Washington, DC
USA 20549

Dear Sirs:

Re: EPL Ventures Corp.  (the "Company")

We were the previous principal auditors of the above Company. On November 6, 1997, I reported on the financial statements of the Company for the years ended December 31, 1995, December 31, 1996, and the ten month period ended October 31, 1997, and subsequently issued an audit opinion under generally accepted auditing standards in the United States.

We have reviewed the registration statement on Form 10-SB/A (the "Form 10") to be filed by the Company and agree with the statements disclosed by the Company under Part II, Item 3, Changes in and Disagreements with Accountants on Accounting and Financial Disclosure. There was no adverse opinion or disclaimer of opinion. The opinion was not qualified due to uncertainty, audit scope or accounting principles. We consent to the use of our report and to the reference to our firm in the registration statement on Form 10-SB/A.

Yours very truly,

/s/  Barry L. Friedman

Barry L. Friedman C.P.A.